                                 SCHEDULE 14A

                           SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934


Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [  ]

Check the appropriate box:


[ ]     Preliminary Proxy Statement
[X]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12



                             LSI Industries Inc.
              --------------------------------------------------
               (Name of Registrant as Specified in its Charter)

                             LSI Industries Inc.
              --------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]     $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i) (1), or
        14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        1)   Title of each class of securities to which transaction applies:

             ____________________________________________________________
        2)   Aggregate number of securities to which transaction applies:

             ____________________________________________________________
        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

             ____________________________________________________________
        4)   Proposed maximum aggregate value of transaction:

             ____________________________________________________________

                (1)Set forth the amount on which the filing fee is calculated and state how it was determined.


[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


        1)   Amount Previously Paid:


                                   $125.00
             ------------------------------------------------------------

        2)   Form, Schedule or Registration Statement No.:


                         Preliminary Proxy Statement
             ------------------------------------------------------------

        3)   Filing Party:


                             LSI Industries Inc.
             ------------------------------------------------------------

        4)   Date Filed:


                              September 15, 1995
             ------------------------------------------------------------

                   NOTICE OF ANNUAL MEETING TO SHAREHOLDERS

                         TO BE HELD NOVEMBER 16, 1995

Dear Shareholder:

         We cordially invite you to attend our Annual Shareholders' Meeting to be held at the Company's headquarters located at 10000 Alliance Road, Cincinnati, Ohio on Thursday, November 16, 1995 at 10:00 a.m. Eastern Standard Time. As this will be the first Shareholders' meeting to be held at LSI. We plan to make it special by introducing our shareholders to the exciting capabilities of our new "Image Center."

         The purposes of this Annual Meeting are to consider and act upon the following proposals:

         1) To elect three Class A directors to hold office until the Annual Meeting of Shareholders in 1997 and until their respective successors are duly elected and qualified; and

         2) To ratify the appointment of Price Waterhouse LLP as the Company's independent accountants for the fiscal year 1996; and

         3) To adopt the LSI Industries Inc. 1995 Stock Option Plan to provide 450,000 Common Shares as available for grant under such plan; and

         4) To adopt the LSI Industries Inc. 1995 Directors' Stock Option Plan to provide 75,000 Common Shares as available for grant under such plan; and

         5) To amend the Articles of Incorporation to increase the authorized Common Shares from 13,000,000 up to 30,000,000 shares; and

         6) To transact such other business as may properly be brought before the meeting or any other adjournment thereof.

         Shareholders of record at the close of business on Monday, September 18, 1995 are entitled to notice and to vote at the meeting. This notice is given pursuant to order of the Board of Directors.

         Following the meeting, we will review the Company's progress over the last year and our plans for the future, and will have an open house at the Cincinnati Operations. Our directors and executive officers will be available to discuss the Company's business with you.

                                        Yours truly,


                                        /s/ Robert J. Ready
                                        Robert J. Ready
                                        Chairman of the Board and President

Dated:  September 29, 1995
                  --


WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE, SIGN AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE. PROXIES MAY BE REVOKED BY WRITTEN NOTICE OR REVOCATION, THE SUBMISSION OF A LATER PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

                             LSI INDUSTRIES INC.

                             10000 ALLIANCE ROAD
                           CINCINNATI, OHIO  45242

                           TELEPHONE (513) 793-3200

                  ------------------------------------------

                        P R O X Y   S T A T E M E N T

                        ANNUAL MEETING OF SHAREHOLDERS
                              NOVEMBER 16, 1995



                                 INTRODUCTION



         The Board of Directors of LSI Industries Inc. ("LSI Industries" or the "Company") is requesting your Proxy for the Annual Meeting of Shareholders on November 16, 1995, and at any adjournment thereof, pursuant to the foregoing Notice. This Proxy Statement and the accompanying proxy were first mailed on September 29, 1995, to shareholders of record on September 18, 1995. On that date 7,608,203 Common Shares were issued and outstanding and were entitled to vote.



                           VOTING AT ANNUAL MEETING

GENERAL INFORMATION
- -------------------

         Shareholders may vote in person or by proxy at the Meeting. Proxies given may be revoked at any time by filing with the Company either a written revocation or a duly executed proxy bearing a later date, or by appearing at the meeting and voting in person. All shares will be voted as specified on each properly executed proxy. If no choice is specified, the shares will be voted as recommended by the Board of Directors, namely "FOR" Proposal 1 to elect the three persons nominated as Class A directors by the Board of Directors, "FOR" Proposal 2 (Ratification of Appointment of Independent Accountants), "FOR" Proposal 3 (Adoption of the 1995 Stock Option Plan, "FOR" Proposal 4 (Adoption of the 1995 Directors' Stock Option Plan), and "FOR" Proposal 5 (Amendment of the Articles of Incorporation to increase the number of authorized Common Shares from 13,000,000 to 30,000,000).


         As of September 18, 1995, the record date for determining shareholders entitled to notice of and to vote at the meeting, LSI Industries had 7,608,203 Common Shares outstanding. Each share is entitled to one vote. Only shareholders of record at the close of business on September 18, 1995, will be entitled to vote at the meeting. Abstentions and shares otherwise not voted for any reason, including broker non-votes, will have no effect on the outcome of any vote taken at the meeting, except as noted for Proposals 3, 4, and 5. The principal shareholders have indicated their intention to vote in favor of management proposals.

PRINCIPAL SHAREHOLDERS
- ----------------------


         As of September 18, 1995, the following persons are the only shareholders known by the Company to own beneficially 5% or more of its outstanding Common Shares:


   Amount and Nature of                                                      Percent
Name of Beneficial Owner            Beneficial Ownership                     Of Class
- ------------------------            --------------------                     --------
Robert J. Ready                            721,032 (a)                          9.28%

James P. Sferra                            493,945 (b)                          6.36%

Donald E. Whipple                          461,419 (c)                          5.94%

 (a)     Includes exercisable options for 79,545 shares and 130,488 shares held in trust for Mr. Ready's children.
 (b)     Includes exercisable options for 38,286 shares and 26,931 shares held by
         Mr. Sferra's children.
 (c)     Includes exercisable options for 32,030 shares and 16,155 shares held by Mr.
         Whipple's children.

The business address of Messrs. Ready, Sferra and Whipple is: 10000 Alliance Road, Cincinnati, Ohio 45242. Such persons disclaim beneficial ownership of shares held by or in trust for their children.

VOTING BY PROXY
- ---------------

         All properly signed proxies will, unless a different choice is indicated, be voted "FOR" the election of all three nominees for Class A directors proposed by the Board of Directors, "FOR" ratification of the selection of independent accountants, "FOR" adoption of the LSI Industries Inc. 1995 Stock Option Plan, "FOR" adoption of the 1995 Directors' Stock Option Plan, and "FOR" Amendment of the Company's Articles of Incorporation to increase the number of authorized Common Shares from 13,000,000 to 30,000,000.

         If any other matters come before the meeting or any adjournment, each proxy will be voted in the discretion of the individuals named as proxies on the card.

SHAREHOLDER PROPOSALS
- ---------------------


         Shareholders who desire to have proposals included in the Notice for the 1996 Shareholders' Meeting must submit their proposals to the Company at its offices on or before June 3, 1996.


PROPOSAL 1.  ELECTION OF DIRECTORS
- ----------------------------------

         The Company's Code of Regulations provides that the Board of Directors be composed of two classes of directors, Class A and Class B, with each class elected for a two-year term. One class is elected annually. The terms of the Class A directors expire at this 1995 Annual Meeting of Shareholders while the terms of the Class B directors expire at the 1996 Annual Meeting of Shareholders.

         The Board is nominating for reelection its present Class A directors, namely, Michael J. Burke, Robert J. Ready, and John N. Taylor, Jr. Proxies solicited by the Board will be voted for the election of these three nominees.

         All class A directors elected at the Annual Meeting will be elected to hold office for two years and until their successors are elected and qualified.

         In voting to elect directors, shareholders are entitled to one vote for each share held of record. Shareholders are not entitled to cumulate their votes in the election of directors.

         Should any of the nominees become unable to serve, proxies will be voted for any substitute nominee designated by the Board. Nominees receiving the highest number of votes cast for the positions to be filled will be elected.

         RECOMMENDATION OF THE BOARD OF DIRECTORS
         ----------------------------------------

         The Board of Directors recommends a vote in FAVOR of each of the directors nominated in this Proxy Statement. Nominees receiving the highest number of votes will be elected.

PROPOSAL 2.  RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
- -------------------------------------------------------------------

         The Board of Directors appointed Price Waterhouse LLP as the Company's independent accountants for fiscal 1996. Price Waterhouse LLP has been the independent accounting firm for the Company since the public offering in March 1985. Although not required by law, the Board is seeking shareholder ratification of its selection. If ratification is not obtained, the Board intends to continue the employment of Price Waterhouse LLP at least through fiscal 1996.

         Representatives of Price Waterhouse LLP are expected to be present at the Shareholders' Meeting and will be given an opportunity to comment, if they so desire, and to respond to appropriate questions that may be asked by shareholders.

         RECOMMENDATION OF THE BOARD OF DIRECTORS
         ----------------------------------------

         The Board of Directors recommends a vote in FAVOR of Proposal 2. The affirmative vote of a majority of the sum of Common Shares voting at the meeting is required for ratification of this proposal.

PROPOSAL 3.  ADOPTION OF THE LSI INDUSTRIES INC. 1995 STOCK OPTION PLAN
- -----------------------------------------------------------------------

         A Stock Option Plan was originally established in 1985 as an incentive stock option plan for employees. At the 1987 Annual Shareholders' Meeting, shareholders approved the grant of nonqualified stock options to employees of the Company. At the 1987, 1988, and 1994 Annual Shareholders' Meetings, shareholders approved an increase of shares of Common Stock. This 1985 Plan had 1,051,875 shares authorized for grant. At the February 1995 expiration of this Plan, 160,951 shares had not been granted and are no longer available to be granted as options. A total of 457,815 options which had been granted pursuant to this 1985 Stock Option Plan were outstanding as of June 30, 1995.

         On May 2, 1995, the Board of Directors unanimously adopted, subject to shareholder approval, the new 1995 Stock Option Plan (see Exhibit I), approximately 850 persons to make available for grant under the Plan 450,000 shares (300,000 shares before giving effect to the August 4, 1995 three-for-two stock split) of Common Stock to employees, approximately 850 persons. The 1995 Plan is essentially the same as the 1985 Plan.

         The Compensation Committee of the Board of Directors shall administer the 1995 Plan. Subject to the express provisions of the Plan, the Committee shall have the authority to establish the terms and conditions of option agreements, which need not be uniform.

         The 1995 Stock Option Plan provides that options may be granted either as incentive stock options or as nonqualified stock options. Options may be granted for varying periods of from one to ten years. Employees who own 10% or more of the Company's outstanding Common Shares may be granted incentive stock options only for terms of five years or less. Options do not become exercisable until at least one year from the date of grant. Thereafter, the right to exercise options vests at a schedule determined at the time of grant. The Committee determines the exercise prices of all options that are granted. However, an incentive stock option may only be granted with an exercise price equal to the market value of the Common Shares on the date of grant. In addition, in the case of employees who beneficially own more than 10% of the Company's Common Shares, an incentive stock option may be granted only if the option price is at least 110% of the market value of the Common Shares on the date of grant.

         There are presently options outstanding for the purchase of 313,500 shares under this new Plan, subject to adoption of the 1995 Stock Option Plan by the shareholders.

         The following table sets forth information through September 1, 1995 for options which have been granted under the 1995 Stock Option Plan to the persons named in the Summary Compensation Table and to all other grantees, as a group. No options have been granted under the Plan to non-employee Directors of LSI Industries.

                                                                    Potential Realizable Value
                                                                      at Assumed Annual Rates
                                          Number of                 of Share Price Appreciation
                                     Options Granted(1)(2)              for Option Term (3)
                                     ---------------------          ---------------------------
                                                                         5%                 10%
                                                                         --                 ---
         Robert J. Ready                        22,500               $   79,875         $  176,175
         James P. Sferra                        15,000               $   53,250         $  117,450
         Donald E. Whipple                       3,000               $   10,650         $   23,490
         Peter F. Carey                         15,000               $   53,250         $  117,450
         Ronald S. Stowell                      15,000               $   53,250         $  117,450

         All Executive Officers
           as a group (5 persons)               70,500               $  250,275         $  552,015

         All other employees                   313,500               $1,112,925         $2,454,705

         (1) The number of options reflect the 3-for-2 stock split declared July 26, 1995 effective August 4, 1995.

         (2) All options are subject to adoption of the 1995 Stock Option Plan by the Shareholders.

         (3) Potential realizable value is net of option exercise price, but before taxes associated with exercise. These amounts represent compounded rates of appreciation and exercise of the options immediately prior to expiration of their five year term. Actual gains, if any, are dependent on the future performance of the Common Shares, and overall market conditions. The amounts in this table may not necessarily be achieved.

         There are no federal income tax consequences to either the Company or the recipient of an option upon the grant or exercise of an incentive stock option. If a person sells or otherwise disposes of stock acquired upon the exercise of an incentive stock option within one year of the date of exercise or two years from the date of grant, the gain equal to the excess of the amount realized over the amount paid for the stock will be taxed as ordinary income. The Company will be entitled to an income tax deduction to the same extent. If the shares are held for more than one year following the date of exercise and two years from the date of grant, any gain realized thereafter will be taxed as a capital gain, in which case the Company will not be entitled to any deduction.

         With respect to non-qualified stock options, there are no federal income tax consequences upon the grant of an option. A person exercising a non-qualified stock option will recognize ordinary income to the extent of the difference between the exercise price and the fair market value of the Common Shares on the date of exercise, and the Company will be entitled to a corresponding deduction. Upon any sale of that stock, the difference between the amount realized and the fair market value on the date of the exercise will be treated as a capital gain or loss.

         In the event of any changes in the outstanding Common Stock by way of a stock dividend, split-up, recapitalization, combination or exchange, the number and class of shares of Common Stock authorized to be the subject of options under the 1995 Plan and the number and class of Common Stock and option price for each option which is outstanding shall be correspondingly adjusted by the Committee. The Committee shall also make appropriate adjustments to reflect any spin-off of assets, extraordinary dividends or other distributions to shareholders.

         In the event of the dissolution or liquidation of the Company or any merger, consolidation or combination in which the Company is not the surviving corporation or in which the outstanding common shares of the Company are converted into cash, other securities or other property, each outstanding option shall terminate as of a date fixed by the Committee provided that not less than 20 days' written notice of the date of expiration shall be given to each holder of an option. Each such holder shall have the right during such period following notice to exercise the portion of the option which is vested at the time of such notice.


         On September 21, 1995 the closing price of the Company's Common Shares was $21.50.

         RECOMMENDATION OF THE BOARD OF DIRECTORS
         ----------------------------------------

         The Board of Directors recommends a vote in FAVOR of Proposal 3. The affirmative vote of the holders of a majority of the sum of Common Shares voting and abstaining is required for adoption of the LSI Industries Inc. 1995 Stock Option Plan.

PROPOSAL 4.  ADOPTION OF THE LSI INDUSTRIES INC. 1995 DIRECTORS' STOCK OPTION
- -----------------------------------------------------------------------------
             PLAN
             ----

         The Company did not grant stock options to its non-employee directors prior to fiscal year 1995. The Board of Directors believes that the Company needs a stock option plan for its non-employee directors to more closely identify their interests with shareholders in achieving market performance for the Common Shares, and to encourage ownership of the Company's Common Shares by its directors.

         Accordingly, on May 2, 1995 the Board of Directors unanimously adopted, subject to shareholder approval, the 1995 Directors' Stock Option Plan (see Exhibit II) to make available for grant under the Plan 75,000 shares (50,000 shares before giving effect to the August 4, 1995 three-for-two stock split) of Common Stock to non-employee directors.

         The Compensation Committee of the Board of Directors shall administer the 1995 Plan. Subject to the express provisions of the Plan, the Committee shall have the authority to establish the terms and conditions of option agreements, which need not be uniform.

         The 1995 Directors' Stock Option Plan provides that options will be granted as non-qualified stock options. Options will be granted for ten years and are exercisable at date of grant. Each eligible non-employee director shall annually be granted an option to purchase 1,000 shares of Common Stock. In recognition of their service to the Company to date, the following directors were granted options on the May 2, 1995 adoption of this Plan as follows:

                                      Number of Shares              Potential Realizable Value
                                     (after giving effect to        at Assumed Annual Rates
                                      the Three-for-Two             of Share Price Appreciation
                                        Stock Split(1)                 for Option Term (2)
                                     -----------------------         --------------------------
                                                                        5%                10%
                                                                        --                ---
         Michael J. Burke                     15,000                  $96,000            $243,150
         Allen L. Davis                       15,000                  $96,000            $243,150
         John N. Taylor, Jr.                   4,500                  $28,800            $ 72,945

         (1) These options are subject to adoption of the 1995 Directors' Stock Option Plan by the Shareholders, and none of the above options are exercisable until after such adoption.

         (2) Potential realizable value is net of option exercise price, but before taxes associated with exercise. These amounts represent compounded rates of appreciation and exercise of the options immediately prior to expiration of their ten year term. Actual gains, if any, are dependent on the future performance of the Common Shares, and overall market conditions. The amounts in this table may not necessarily be achieved.

         Neither the optionee nor the Company will incur any federal tax consequences as a result of the grant of an option. Upon exercise of an option, the optionee generally must recognize ordinary income equal to the difference between the exercise price and the fair market value of Common Stock on the date of exercise. The Company will be entitled to a tax deduction of the same amount. Upon a disposition of option shares acquired under the 1995 Plan, the difference between the sale proceeds and the market value of the shares at the time of exercise will be treated by the optionee as a capital gain or loss, either long-term or short-term, depending on how long the shares have been held. The Company will not be entitled to a deduction in connection with a disposition of option shares.

         In the event of any changes in the outstanding Common Stock by way of a stock dividend, split-up, recapitalization, combination or exchange, the number and class of shares of Common Stock authorized to be the subject of options under the 1995 Plan and the number and class of Common Stock and option price for each option which is outstanding shall be correspondingly adjusted by the Committee. The Committee shall also make appropriate adjustments to reflect any spin-off of assets, extraordinary dividends or other distributions to shareholders.

         In the event of the dissolution or liquidation of the Company or any merger, consolidation or combination in which the Company is not the surviving corporation or in which the outstanding common shares of the Company are converted into cash, other securities or other property, each outstanding option shall terminate as of a date fixed by the Committee provided that not less than 20 days' written notice of the date of expiration shall be given to each holder of an option. Each such holder shall have the right during such period following notice to exercise the portion of the option which is vested at the time of such notice.


         On September 21, 1995 the closing price of the Company's Common Shares was $21.50.


         RECOMMENDATION OF THE BOARD OF DIRECTORS
         ----------------------------------------

         The Board of Directors recommends a vote in FAVOR of Proposal 4. The affirmative vote of the holders of a majority of the sum of Common Shares voting and abstaining is required for adoption of the LSI Industries Inc. 1995 Directors' Stock Option Plan.

PROPOSAL 5.  AMENDMENT OF THE ARTICLES OF INCORPORATION TO INCREASE THE
- -----------------------------------------------------------------------
AUTHORIZED COMMON SHARES
- ------------------------


         LSI Industries Inc. shareholders have previously authorized the Company in the Articles of Incorporation to issue 13,000,000 Common Shares. At the record date for the Shareholders' Meeting, September 18, 1995, the Company had 7,608,203 common shares outstanding, with an additional 921,069 shares
(assuming Shareholder adoption of Proposals 3 and 4 of this Proxy Statement) reserved for the Company's Stock Option Plans. Therefore, of the 13,000,000 shares authorized by the Articles of Incorporation, 4,470,728 are available for issuance for general corporate purposes.


         The Board of Directors has determined that it would be advisable to amend the Articles of Incorporation to authorize the Company to issue up to 30,000,000 Common Shares (increased from the current maximum of 13,000,000) and believes that it would be advisable to have these additional shares authorized for issuance from time to time. Stock issuances by LSI

Industries could involve sales for cash, issuances for acquisitions, further option or other incentive plans, stock splits, stock dividends, or other similar occurrences. The issuance of additional Common Shares through stock dividends or splits will not affect the percentage ownership of shareholders. Issuance for stock options and other benefit plans, and for acquisitions would affect the percentage of stock ownership but their effect upon earnings per share would depend upon the earnings realized from the cash received or business acquired in such stock issuances. There are no plans, understandings, or arrangements or prospects to issue additional Common Shares except upon the exercise of stock options.


         Ohio law allows the directors to issue authorized common shares without notice to or approval of shareholders except in certain limited instances involving certain types of mergers and acquisitions. Issuances of additional shares could dilute the equity interest of current shareholders.


         RECOMMENDATION OF THE BOARD OF DIRECTORS
         ----------------------------------------

         The Board of Directors has approved the amendment to the Articles of Incorporation to increase total authorized Common Shares to 30,000,000 and recommends a vote in FAVOR of Proposal 5. The affirmative vote of the holders of a two-thirds of the outstanding Common Shares is required for approval of this Amendment to the Articles of Incorporation. The failure to vote, abstentions, and broker non-votes will have the same effect as a vote against the proposal.

OTHER MATTERS
- -------------

         Any other matters considered at the meeting, including adjournment, will require the affirmative vote of a majority of shares voting.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS
- --------------------------------

         The directors and executive officers of LSI Industries are:

                                                                                 Common Shares
                                                                               Beneficially Owned
                                                                               ------------------
   Name and Age                         Position                            Amount           Percentage
   ------------                         --------                            ------           ----------
Robert J. Ready (a)             President and Chairman                  721,032 (d)            9.28%
         55                     of the Board

James P. Sferra (a)             Executive Vice President-               493,945 (d)            6.36%
         56                     Manufacturing and Director

Donald E. Whipple (a)           President, LSI Lighting                 461,419 (d)            5.94%
         59                     Systems and Insight
                                Graphic Systems,
                                Secretary and Director

John N. Taylor, Jr. (b)(c)      Director                                355,950 (e)            4.58%
         60

Michael J. Burke (b)(c)         Director and Assistant                   15,000                    *
         52                     Secretary

Allen L. Davis (b)(c)           Director                                11,812                   *
         53

Peter F. Carey                  President, SGI Integrated               27,526 (e)               *
         48                     Graphic Systems, Inc.

Ronald S. Stowell               Chief Financial Officer and             10,799 (e)               *
         45                     Treasurer

All Directors and Executive Officers                                    ---------           ------
as a Group (Eight Persons)                                              2,097,483           27.01%
                                                                        =========           ======

_________________________________________
Information as of September 1, 1995
(a)      Executive Committee Member
(b)      Compensation Committee Member
(c)      Audit Committee Member
(d)      See "Principal Shareholders"
(e)      Includes exercisable options for Mr.Carey of 14,214 shares and for Mr. Stowell of 6,299 shares;
         and indirect beneficial ownership for Mr. Taylor of 207,900 shares
 *       Less than 1%


         Robert J. Ready is the founder of the Company and has been its President and a Director since 1976. Mr. Ready was appointed Chairman of the Board of Directors in February 1985. Mr. Ready is also a Director of Meridian Diagnostics, Inc. (a Nasdaq listed company) and of Superior Label Systems, Inc.

         James P. Sferra shared in the formation of the Company. Mr. Sferra has served as Corporate Vice President of Manufacturing since November 1989 to November 1992, and as Executive Vice President-Manufacturing since then. Prior to that, he served as Vice President-Manufacturing of the LSI Lighting Systems division. Mr. Sferra has served as a Director since 1976.

         Donald E. Whipple shared in the formation of the Company. Mr. Whipple has served as President of the LSI Lighting Systems and the Insight Graphics divisions of LSI Industries since November 1989 and November 1991, respectively. Prior to that, he served as Executive Vice President of the Company. Mr. Whipple has served as Director and as Secretary since 1976.

         John N. Taylor, Jr. was elected a Director of the Company in November 1992. Mr. Taylor is Chairman and Chief Executive Officer of Kurz-Kasch, Inc., a private manufacturer of plastic-based components used in the manufacture of precision industrial products, headquartered in Dayton, Ohio. Prior to that, Mr. Taylor had founded and was Chairman and Chief Executive Officer of Component Technology Corp., a Nasdaq listed company in Erie, Pennsylvania, until its sale in 1989.

         Michael J. Burke was elected a Director and Assistant Secretary of the Company in February 1985. Mr. Burke is a Managing Partner of the Cincinnati law firm of Keating, Muething & Klekamp, counsel to the Company, and has been associated with that firm since 1968.

         Allen L. Davis was elected a Director of the Company in February 1985. Mr. Davis has been the President and Chief Executive Officer, and a Director of Provident Bancorp, Inc. and The Provident Bank, Cincinnati, Ohio since 1986 and 1984, respectively.

         Ronald S. Stowell has served as Chief Financial Officer since joining the Company in December 1992 and was appointed Treasurer in November 1993. Prior to that, and since 1985, Mr. Stowell served as Corporate Controller of Essef Corporation, Chardon, Ohio, a manufacturer of high performance composite and engineered plastics products.

         Peter F. Carey has been President of SGI Integrated Graphic Systems since November 1993 and was the Executive Vice President and Chief Operating Officer since October 1991. From 1990 to September 1991 he was Executive Vice President of Stout Industries, a screen printer of point of purchase signs. Prior to that he was Vice President of Marketing of PlastiLine, Inc., a manufacturer of outdoor signs.

BOARD MATTERS
- -------------

         The Board of Directors met six times during fiscal 1995. The Executive Committee did not meet during fiscal 1995.

         The Audit Committee is responsible for reviewing the Company's internal accounting operations. It also recommends the appointment of the Company's independent accountants and reviews the relationships between the Company and these independent accountants. The Audit Committee met two times during fiscal 1995.

         The Compensation Committee is responsible for establishing compensation levels for management for administering the Company's Stock Option Plans. The Compensation Committee met five times during fiscal 1995. The Company does not have a Nominating Committee.

         Directors who are not employees of the Company receive $11,000 per year for serving as a Director plus $1,000 for each meeting attended. Committee members receive $750 per year for serving as Chairman of a committee plus $600 for each committee meeting attended. Directors who are employees of the Company do not receive any compensation for serving as a Director. All directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and Committees of which they were members.


         As further discussed under Proposal 4, non-employee directors receive an annual grant of an option to purchase 1,000 common shares. The option is fully vested at the time of grant and has a ten year life. During fiscal year 1995 and in recognition of past years of service, the following stock options were granted: Michael J. Burke, 15,000; Allen B. Davis, 15,000; and John N. Taylor, Jr., 4,500.


EXECUTIVE COMPENSATION
- ----------------------

         The following table sets forth information regarding annual, long-term, and other compensation for the Chief Executive Officer and each of the other four most highly compensated executive officers at June 30, 1995 during each of the last three fiscal years for services rendered to the Company and its subsidiaries.


                                     SUMMARY COMPENSATION TABLE

                                                 Annual Compensation
                                         ------------------------------------     Long-Term Compensation
                                                                 Other Annual     ----------------------       All Other
     Name and                                                    Compensation   Restricted         # of      Compensation
Principal Position           Year        Salary         Bonus        (1)       Stock Awards     Options(2)       (3)
- ------------------           ----        ------         -----        ---       -------------    ----------       ---
Robert J. Ready              1995      $350,000       $175,000     $13,152          --                 --      $47,869
Chairman, President          1994       335,000        164,150      16,192          --             27,563       27,800
and Chief Executive          1993       232,000         35,000      14,185          --             30,555       38,600
Officer

James P. Sferra              1995       260,000        130,000      13,015          --                 --       24,666
Executive Vice President,    1994       250,000        122,500      13,190          --             10,238       30,200
Manufacturing                1993       240,000         20,000      15,408          --             11,340       22,400

Donald E. Whipple            1995       245,000        122,500      13,600          --                 --       26,020
President,  LSI Lighting     1994       235,000        115,150      13,496          --              9,608       32,700
Systems and Insight          1993       229,000           --        15,540          --             10,868       24,600
Graphic Systems

Peter F. Carey               1995       147,000         73,500       9,600          --                 --       14,617
President, SGI Integrated    1994       140,000         68,600       9,600          --             13,703       16,300
Graphic Systems, Inc.        1993       130,000         67,600       8,400          --              6,143        8,500

Ronald S. Stowell            1995       115,000         57,500      12,019          --                 --       18,598
Chief Financial Officer      1994        95,000         56,550      11,682          --              8,663        9,000
and Treasurer                1993        49,600(4)       8,000       5,301          --              6,300           --

______________________
(1)     Other Annual Compensation consists of automobile allowances for all executive officers as well as professional fee allowances for Mr. Ready, Mr. Sferra, and Mr. Whipple.
(2)     Represents stock options awarded under the Company's 1985 Stock Option Plan.  The number of options granted reflect the 3-for-2 stock split declared July 26, 1995 and effective August 4, 1995.
(3)     All Other Compensation includes pension and profit-sharing plan contributions, and premiums paid on long-
        term disability and life insurance policies, and payment of accrued vacation.
(4)     Mr. Stowell was first employed as Chief Financial Officer of the Company in November 1992.

STOCK OPTIONS
- -------------

         No stock options were granted to the individuals named in the Summary Compensation Table in fiscal 1995.

                                Fiscal 1995 Option Exercises and Year-End Values

                                                                 Number of                       Value of
                            Shares                           Unexercised Options          Unexercised In-the-Money
                          Acquired on        Value           at Fiscal Year-End         Options at Fiscal Year-End(1)
Name                       Exercise        Realized       Exercisable/Unexercisable      Exercisable/Unexercisable
- ----                       --------        --------       -------------------------     ---------------------------
Robert J. Ready              --              --             82,616   /  41,188           $ 783,603    /   $394,489
James P. Sferra              --              --             39,389   /  15,200           $ 373,689    /   $145,578
Donald E. Whipple            13,936          $105,085       25,060   /  14,491           $ 242,160    /   $138,885
Peter F. Carey               --              --             11,221   /  14,925           $ 101,089    /   $120,482
Ronald S. Stowell            --              --              5,315  /    9,648          $   47,100   /   $  78,511

(1) In-the-Money Options are options for which the market value of the underlying Common Share exceeds the exercise price. Calculation is based upon the market value of the underlying securities at fiscal year-end, minus the exercise price.


         Executive officers are entitled to participate in the Company's Stock Option Plan. Options granted to individual employees or directors are determined by the Compensation Committee of the Board of Directors. A total of 450,000 shares are reserved for issuance under the new 1995 Stock Option Plan if approved by shareholders (see Proposal 3).


CORPORATE PERFORMANCE GRAPH
- ---------------------------

         The following graph compares the cumulative total shareholder return on the Company's Common Shares during the five fiscal years ended June 30, 1995, with a cumulative total return on the Nasdaq Stock Market Index (U.S. companies) and the Dow Jones Electrical Equipment Index. The comparison assumes $100 was invested July 1, 1990 in the Company's common shares and in each of the indexes presented, it assumes reinvestment of dividends.

                        COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                                       LSI                   Nasdaq                  Dow Jones
                                    Industries            Market Index               Electrical
                July 1                 Inc.                  (U.S.)                Equipment Index
                ------              ----------            ------------             ---------------
                 1990               100                       100                      100
                 1991                46.59                    105.89                   105.20
                 1992                29.87                    127.25                   104.38
                 1993                44.24                    159.99                   119.82
                 1994                97.48                    161.61                   117.70
                 1995               191.98                    215.33                   147.11

                      REPORT OF THE COMPENSATION COMMITTEE

         The Compensation Committee of the Board of Directors has furnished the following report on executive compensation for fiscal year 1995.

         The LSI Industries Inc. Compensation Committee annually establishes salaries, bonuses and stock option awards for executive officers and key management personnel. The Committee reviews the performance of its executive officers on an individual basis and also reviews each executive's performance in connection with the Company's overall performance. The Committee desires to establish executive compensation that enhances the Company's overall fundamental objective of providing long-term value for its shareholders and employees. The Committee believes that the interests of management and shareholders can be more closely aligned by providing executives with competitive levels of compensation that will enable LSI Industries to attract and retain executives with the highest qualifications by recognizing exceptional individual performance and by tying executive pay to overall corporate performance.

         The Committee uses base salaries, incentive compensation arrangements and stock options designed to tie a portion of the executive's compensation to the stock market performance of LSI's Common Shares. This year the Compensation Committee worked on a plan for the 1996 fiscal year and also worked on a compensation plan for three years to coincide with the Company's three year strategic plan.

BASE COMPENSATION
- -----------------

         The Committee annually reviews the base salaries of the Company's executive officers. The Committee individually reviews each executive's level of responsibility, potential, and salary levels offered by competitors. The executive's particular division of the Company is reviewed, and its contribution to the overall results of the Company are assessed. The Committee uses this information to determine the executive's base compensation level and performance goals for the upcoming year.

         The Committee applies a collective, subjective evaluation of the above factors to determine the annual base compensation level of its executive officers in light of the Company's performance and, in certain cases, its various divisions. The Committee does not utilize a particular objective formula as a means of establishing annual base compensation levels. Mr. Ready's salary was established on the same basis. The Committee employed a compensation expert who determined that the Company's compensation levels were in the high range for its top executive officers and in the middle range for its other executive officers. This compensation expert also assisted the Compensation Committee in connection with the adoption of the new LSI Industries Inc. 1995 Stock Option Plan (see Proposal 3) and the LSI Industries Inc. 1995 Directors' Stock Option Plan (see Proposal 4). The Committee did not compare the Company's executive compensation with the level of compensation paid by companies in the Dow Jones Electrical Equipment Index, nor did it attempt to correlate executive compensation levels with the Company's relative performance as shown in the Corporate Performance Graph above.

INCENTIVE COMPENSATION
- ----------------------

         The Committee made its incentive compensation awards for performance during fiscal 1995 by examining net earnings for the year and determining that a bonus pool of approximately $559,000 should be made available for bonuses to executive officers. From the amount determined, the Committee allocated bonuses to various executive officers based on the Committee's analysis of the performance of the particular individual and his contribution to the success of the Company or the particular division for which he was primarily responsible. Mr. Ready's bonus was handled in the same manner as the other executive officers. This process resulted in the bonuses shown in the Summary Compensation Table.

STOCK OPTION GRANTS
- -------------------

         The shareholders of LSI Industries established a stock option plan to provide a method of attracting, retaining and providing appropriate incentives to key employees. The Committee is responsible for the administration of this Plan both with respect to executive officers and all other employees. To that end, the Committee determines which employees receive options, the time of grant and the number of shares subject to the option. All option prices are set at 100% of market value on the date of grant.

                                        Compensation Committee
                                        ----------------------

                                        Michael J. Burke
                                        Allen L. Davis
                                        John N. Taylor, Jr.


                         TRANSACTIONS WITH AFFILIATES

         During fiscal 1994, the Company had a $145,000 advance outstanding to Ronald S. Stowell, Chief Financial Officer, that was associated with his relocation upon hiring. No interest was paid on this advance which was made in April 1993 and paid in full in August 1993.

         During fiscal 1995, the Company paid The Provident Bank approximately $87,000 in interest, bank service fees, and Trust fees under arms-length transactions. Allen L. Davis, Chairman of the Audit Committee, is President and Chief Executive Officer of The Provident Bank.

         Transactions with affiliates have in the past and will in the future be on terms no less favorable to the Company than those which could be obtained from unaffiliated third parties.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
- -----------------------------------------------------------

         Michael J. Burke, who is Chairman of the Compensation Committee, is a co-managing partner of Keating, Muething & Klekamp, Cincinnati, Ohio, a law firm to whom the Company paid approximately $185,000 for legal services in fiscal 1995.

                                 OTHER MATTERS

         LSI Industries is not aware of any other matters to be presented at the meeting other than those specified in the notice.

                                        By order of the Board of Directors




                                        /s/ Donald E. Whipple
                                        Donald E. Whipple
                                        Secretary


         Dated:  September 29, 1995

                             LSI INDUSTRIES INC.


PROXY           The undersigned hereby appoints ALLEN L. DAVIS, JAMES P.
FOR             SFERRA, and DONALD E. WHIPPLE or any one of them, proxies
ANNUAL          of the undersigned, each with the power of substitution, to
MEETING         vote all Common Shares which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of LSI Industries
                Inc. to be held on November 16, 1995 at 10:00 A.M. Eastern time at the Company's headquarters located at 10000 Alliance Road, Cincinnati, Ohio and any adjournment of such meeting on the matters specified below and in their discretion with respect to such other business as may properly come before the meeting or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS:

1.      AUTHORITY TO ELECT AS CLASS A DIRECTORS THE THREE NOMINEES BELOW.
            FOR ___                  WITHHOLD AUTHORITY ___

        MICHAEL J. BURKE, ROBERT J. READY, AND JOHN N. TAYLOR, JR.

        WRITE THE NAME OF ANY NOMINEE(S) FOR
        WHOM AUTHORITY TO VOTE IS WITHHELD____________________________________

2. RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS CERTIFIED PUBLIC ACCOUNTANTS FOR FISCAL 1996.
            FOR___                  AGAINST ___             ABSTAIN ___

3. ADOPTION OF THE LSI INDUSTRIES INC. 1995 STOCK OPTION PLAN TO PROVIDE 450,000 COMMON SHARES (300,000 SHARES BEFORE GIVING EFFECT TO THE THREE-FOR-TWO STOCK SPLIT) AS AVAILABLE FOR GRANT UNDER SUCH PLAN.
            FOR___                  AGAINST ___             ABSTAIN ___


4. ADOPTION OF THE LSI INDUSTRIES INC. 1995 DIRECTORS' STOCK OPTION PLAN TO PROVIDE 75,000 COMMON SHARES (50,000 SHARES BEFORE GIVING EFFECT TO THE THREE-FOR-TWO STOCK SPLIT) AS AVAILABLE FOR GRANT UNDER SUCH PLAN.
            FOR___                  AGAINST ___             ABSTAIN ___


5. AMENDMENT OF THE ARTICLES OF INCORPORATION TO INCREASE THE MAXIMUM NUMBER OF COMMON SHARES WHICH THE CORPORATION IS AUTHORIZED TO HAVE OUTSTANDING UP TO 30,000,000 SHARES.
            FOR___                  AGAINST ___             ABSTAIN ___


THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS UNLESS A CONTRARY CHOICE IS SPECIFIED.

                          (CONTINUED ON OTHER SIDE)

________________, 1995          ______________________________________________

                                ______________________________________________
                                        IMPORTANT:  PLEASE SIGN EXACTLY AS NAME
                                        APPEARS HEREON INDICATING, WHERE
                                        PROPER, OFFICIAL POSITION OR
                                        REPRESENTATIVE CAPACITY.  IN THE CASE OF
                                        JOINT HOLDERS, ALL SHOULD SIGN.





         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS